CONSENT OF INDEPENDENT AUDITORS

The Board of Trustees and Shareholders
Putnam Global Equity Fund:

We consent to the use of our reports dated April 2, 2002 for Putnam Global Equity Fund incorporated herein by reference and to the references to our firm under the caption "Independent Accountants and Financial Statements" in the Statement of Additional Information and appendices B and C attached thereto.

/s/ KPMG LLP


KPMG LLP
Boston, Massachusetts
May 3, 2002